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Amedisys, Inc.	Noonan Russo
President and Chief Operating Officer	Investors/Media
Larry R. Graham	Brian Ritchie
225.292.2031	212.845.4269
lgraham@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES PROMOTION OF DON LOVERICH TO PRINCIPAL ACCOUNTING OFFICER AND TREASURER

BATON ROUGE, Louisiana (June 7, 2006) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced the promotion of Don Loverich to the positions of Principal Accounting Officer and Treasurer. Mr. Loverich previously served as Amedisys' Senior Vice President and Corporate Controller. In his new role, Mr. Loverich will oversee all aspects of the Company's financial reporting, as well as maintaining his previous responsibilities.

Mr. Loverich joined Amedisys in October of 2005. Prior to his tenure at Amedisys, he was Controller and Principal Accounting Officer for seven years at US Unwired, Inc., a Nasdaq-listed wireless communications services company that was acquired by Sprint Nextel Corporation (NYSE: S) in August of 2005. In addition, Mr. Loverich has held numerous executive-level finance and accounting positions for a variety of companies, including Waste Management, Inc. (NYSE: WMI) and Ernst & Young. He received his Bachelor's degree in Accounting from Memphis University and is a Certified Public Accountant.

Amedisys also announced today that, effective June 7, 2006, Gregory H. Browne will officially relinquish his duties as Chief Financial Officer. Mr. Browne will, however, continue to serve the Company in a consultancy role.

"Since joining Amedisys, Don has made significant contributions to our finance team and has been an integral part of the financial reporting process," said William F. Borne, Chief Executive Officer of Amedisys. "His impressive body of work at Amedisys, as well as his accomplished track record in finance and accounting, gives us great comfort in taking the necessary time that we need to conduct a highly thorough and meticulous CFO search that continues to progress."

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq National Market System under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

www.amedisys.com